Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT Medical Announces Second-Quarter Results

CardioSEAL® and STARFlex® Sales Increase 16%

BOSTON, July 24, 2003 – NMT Medical, Inc. (NASDAQ: NMTI), a leader in designing, developing and marketing minimally invasive solutions for the treatment of cardiac sources of stroke, today announced financial results for the second quarter and six months ended June 30, 2003.

Second-Quarter Results

CardioSEAL® and STARFlex® cardiac septal repair implant sales for the second quarter of 2003 increased by approximately 16% to $5.3 million from $4.6 million for the second quarter of 2002.

Total revenues for the three months ended June 30, 2003 were $5.4 million, compared to $7.4 million in total revenues for the quarter ended June 30, 2002. Second-quarter 2002 revenues included $2.7 million of vena cava filter sales in connection with the Company’s transitional manufacturing agreement with C.R. Bard, which was completed during 2002.

Net loss for the second quarter of 2003 was $809,000, or $0.07 per share, compared to net income of $575,000, or $0.05 per share on a fully diluted basis, for the comparable period in 2002. Net loss for the second quarter of 2003 included approximately $600,000 of costs associated with the Company’s previously announced pivotal clinical trial.

“NMT achieved a number of important milestones in the second quarter of 2003, particularly on the regulatory front,” stated President and Chief Executive Officer, John E. Ahern. “We received full IDE approval from the FDA for our pivotal clinical trial (CLOSURE I) to evaluate the effectiveness of our proprietary STARFlex® implant compared to best medical therapy. We also met our previously announced goal of initiating patient enrollment in the second quarter of 2003. With more than 100 leading stroke and interventional cardiology centers committed to exclusively participate in CLOSURE I and an expected enrollment of 1,600 patients, NMT is moving forward to strengthen its competitive leadership in the regulatory arena.”

“In addition to these clinical and regulatory achievements, in May 2003 we sponsored a highly successful joint meeting in Europe that brought together 1,400 members of the interventional cardiology and stroke neurology communities on the subject of preventing cardiac sources of stroke. These participants watched a live case using the STARFlex® implant in combination with the Company’s new, advanced implant delivery system – the Rapid Transport System™ – which is designed to greatly improve ease of operator use,” said Ahern.

Vice President and Chief Financial Officer, Richard E. Davis said, “Second-quarter sales increased approximately 7% from the first quarter of 2003, reflecting increased demand for our CardioSEAL® and STARFlex® cardiac septal repair implants. The second quarter 2003 operating loss, as expected, included significant investments in CLOSURE I. We believe that our financial position provides us with the flexibility necessary to fund our clinical trial while continuing to invest in our technology and market share leadership positions.”

Year-To-Date Results

CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first six months of 2003 increased approximately 15% to $10.2 million from $8.9 million for the same period of 2002. Total revenues for the six months ended June 30, 2003 were $10.4 million, compared with $14.2 million in total revenues for the same period in 2002. Total revenues for the first six months of 2002 included $5.2 million of vena cava filter sales.

Net loss for the six-month period ended June 30, 2003 was $315,000, or $0.03 per share, compared to net income of $1.3 million, or $0.11 per share on a fully diluted basis, for the comparable period last year.

Outlook

Ahern concluded, “NMT continues to take the necessary steps to advance its regulatory, technology and market share leadership positions. We are encouraged by our progress and understand the challenges ahead. We are committed to developing significant new approaches for addressing cardiac sources of stroke, and we believe that NMT has the technology, people and resources to realize that goal. We continue to anticipate CardioSEAL® and STARFlex® annual sales growth of approximately 20% for 2003. We currently expect to complete enrollment in CLOSURE I within the next 18 months. These ongoing investments are expected to result in continued operating losses through 2004.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. (ET) this morning to review the Company’s financial results for the quarter ended June 30, 2003 and to provide an update on the Company’s clinical trial. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log onto the “Investor Relations” section of NMT Medical’s web site at www.nmtmedical.com.

The call may also be accessed by dialing (913) 981-5545 or (800) 289-0726 prior to the start of the call. For interested individuals unable to join the live conference call, a replay will be available through midnight (ET) on July 30, 2003 at (719) 457-0820 or (888) 203-1112 (Passcode: 471461), or by visiting the Company’s web site.

About NMT Medical, Inc.

NMT Medical designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of stroke through minimally invasive, catheter-based procedures. The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements — including statements regarding the Company’s 2003 and 2004 financial, sales and profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, the timing, cost and outcome of the PMA clinical trial, expected patient enrollment levels, regulatory approvals for the Company’s products, and maintenance of the Company’s cash position — involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the Food and Drug Administration, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as amended, Quarterly Report on Form 10-Q for the period ended March 31, 2003 and subsequent filings with the Securities and Exchange Commission.

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NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	At June 30, 2003	At December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$20,638,132	$19,933,931
Marketable securities	16,156,610	16,310,152
Receivable from sale of product line	—	3,000,000
Accounts receivable, net of reserves of $265,000	2,922,312	2,457,322
Inventories	1,966,099	1,178,949
Prepaid expenses and other current assets	990,730	1,063,463

Total current assets	42,673,883	43,943,817

Property and equipment, at cost:
Laboratory and computer equipment	2,077,191	1,961,165
Leasehold improvements	1,136,859	1,134,545
Equipment under capital lease	1,188,902	1,188,902
Office furniture and equipment	480,042	475,648

	4,882,994	4,760,260
Less—Accumulated depreciation and amortization	3,960,930	3,779,300

	922,064	980,960

Other assets	73,204	167,850

	$43,669,151	$45,092,627

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,141,698	$2,233,443
Accrued expenses	2,236,440	2,964,641
Current portion of debt obligations	7,667	27,865
Discontinued operations liabilities	500,000	910,505

Total current liabilities	4,885,805	6,136,454

Stockholders’ equity
Preferred stock, $.001 par value Authorized—3,000,000 shares Issued and outstanding—none	—	—
Common stock, $.001 par value Authorized—30,000,000 shares Issued and outstanding—11,838,837 and 11,712,877 shares in 2003 and 2002, respectively	11,839	11,713
Additional paid-in capital	45,100,023	44,728,424
Less: Treasury stock—40,000 shares at cost	(119,600)	—
Unrealized gain on marketable securities	8,000	118,000
Accumulated deficit	(6,216,916)	(5,901,964)

Total stockholders’ equity	38,783,346	38,956,173

	$43,669,151	$45,092,627

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Product sales	$5,275,708	$7,231,092	$10,190,545	$14,022,953
License fees and royalties	138,582	134,640	245,732	204,640

	5,414,290	7,365,732	10,436,277	14,227,593

Expenses:
Cost of product sales	1,218,690	2,051,734	2,367,944	3,845,940
Research and development	1,791,311	1,533,912	2,967,784	2,755,343
General and administrative	1,649,316	1,638,899	2,928,429	3,293,546
Selling and marketing	1,725,830	1,199,695	2,877,567	2,424,076

Operating expenses	6,385,147	6,424,240	11,141,724	12,318,905

(Loss) income from operations	(970,857)	941,492	(705,447)	1,908,688

Other Income (Expense):
Foreign currency transaction (loss) gain	(1,341)	60,406	7,474	47,301
Interest expense	(4,671)	(3,270)	(5,266)	(5,653)
Interest income	167,442	173,629	388,287	263,681

	161,430	230,765	390,495	305,329

(Loss) income before provision for income taxes	(809,427)	1,172,257	(314,952)	2,214,017

Provision for income taxes	—	466,000	—	706,000

Net (loss) income from continuing operations	(809,427)	706,257	(314,952)	1,508,017

Loss from discontinued operations	—	(131,000)	—	(184,998)

Net (loss) income	$(809,427)	$575,257	$(314,952)	$1,323,019

Basic net (loss) income per common share:
Continuing operations	$(0.07)	$0.06	$(0.03)	$0.13
Discontinued operations	—	(0.01)	—	(0.02)

Net (loss) income	$(0.07)	$0.05	$(0.03)	$0.12

Diluted net (loss) income per common share:
Continuing operations	$(0.07)	$0.06	$(0.03)	$0.12
Discontinued operations	—	(0.01)	—	(0.02)

Net (loss) income	$(0.07)	$0.05	$(0.03)	$0.11

Weighted average common shares outstanding:
Basic	11,794,340	11,545,331	11,777,679	11,424,555

Diluted	11,794,340	12,307,697	11,777,679	12,232,298

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